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                                                  OMB Number           3235-0362
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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 5

              ANNUAL STATEMENT OF CHANGES BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16, Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported.

[  ] Form 4 Transactions Reported.

================================================================================
1. Name and Address of Reporting Person*

ROSSI                   MICHAEL                 J.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

                             C/O ALDILA, INC.
                           12140 COMMUNITY ROAD
--------------------------------------------------------------------------------
                                  (Street)

POWAY                   CALIFORNIA              92064
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name AND Ticker or Trading Symbol

ALDILA, INC.
ALDA (NASDAQ/NMS)
================================================================================
3. I.R.S. or Identification Number of Reporting Person, if an entity (Voluntary)


================================================================================
4. Statement for Month/Year

12/31/02
================================================================================
5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

                    VICE PRESIDENT OF ALDILA GOLF CORP.

================================================================================
7. Individual or Joint/Group Reporting
   (Check Applicable Line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person

================================================================================

           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                    5.             6.
                                                    4.                              Amount of      Owner-
                                                    Securities Acquired (A) or      Securities     ship
                                                    Disposed of (D)                 Beneficially   Form:     7.
                                                    (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                         2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                       Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security        Date (Month/  Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)               Date/Year)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

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-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

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=======================================================================================================================

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================
                                                                                                   9.        10.
                                                                                                   Number    Owner-
                                                                                                   of        ship
             2.                                                                                    Deriv-    of
             Conver-                    5.                              7.                         ative     Deriv-   11.
             sion                       Number of                       Title and Amount           Secur-    ative    Nature
             or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
             Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
             cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
             Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.           of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of     Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative   ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security     Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------

Employee
Stock Opt.
(right to                                      13,334                   Common
buy)        $14.40(1) 6/28/02  D                 (1)  immed.   5/06/07  Stock     13,334  (2)      -0-       D
-----------------------------------------------------------------------------------------------------------------------------
Employee
Stock Opt.
(right to                                      8,334                    Common
buy)        $21.18(1) 6/28/02  D                (1)   immed.   5/06/08  Stock     8,334   (2)      -0-       D
-----------------------------------------------------------------------------------------------------------------------------
Employee
Stock Opt.
(right to                                                               Common
buy)        $1.61     12/31/02 A         5,418         (3)     12/31/12  Stock    5,418   (2)      5,418     D
=============================================================================================================================


Explanation of Responses:

(1) Reflects the issuer's 1-for-3 reverse stock split effective June 4, 2002.

(2) On June 28, 2002, the reporting person tendered to the issuer, for cancellation, options granted to the reporting person on May 6, 1997 and May 8, 1998. In exchange, the reporting person was granted a replacement option as of December 31, 2002.

(3) The option becomes exercisable in three equal annual installments beginning December 31, 2003.

                       /s/ Michael J. Rossi             February 14, 2003
                       -------------------------        -----------------
                       Michael J. Rossi                        Date
                       **Signature of Reporting Person

* If the form is filed by more than one reporting person, see instruction 4(b)(v). Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.